EXHIBIT 99.1

Two River Bancorp Reports Strong Third Quarter 2013 Results

  Net income to common shareholders increases 9.2% year-over-year
  Loan pipeline continues to expand
  Core checking deposits increase $15.3 million, or 7.4%, in third quarter
  SBLF preferred stock dividend rate fixed at 1%

TINTON FALLS, N.J., Oct. 21, 2013 (GLOBE NEWSWIRE) -- Two River Bancorp (Nasdaq:TRCB), (the "Company"), the parent company of Two River Community Bank ("Two River"), today announced consolidated earnings for the quarter and nine months ended September 30, 2013.

For the quarter ended September 30, 2013, the Company reported net income available to common shareholders of $1.3 million, or $0.16 per diluted share, compared to $1.2 million, or $0.15 per diluted share, for the same period in 2012, an increase of $111,000, or 9.2%. On a linked quarter basis, third quarter 2013 net income available to common shareholders increased $169,000, or 14.8%, from second quarter 2013. For the nine months ended September 30, 2013, the Company reported net income available to common shareholders of $3.5 million, or $0.43 per diluted share, an increase of $257,000, or 7.9%, over the $3.3 million, or $0.40 per diluted share, reported for the same period in 2012.

Total assets as of September 30, 2013 were $757.2 million, compared with $733.9 million at December 31, 2012. Total loans at September 30, 2013 were $587.9 million, compared with $571.4 million at December 31, 2012, while total deposits at September 30, 2013 were $625.7 million, compared with $606.8 million at December 31, 2012.

William D. Moss, President and Chief Executive Officer, stated, "We are pleased that our third quarter results announced today marks sixteen consecutive quarters in which we had a year over year increase in net income. Our overall financial performance continues to improve despite a challenging operating environment combined with prolonged low interest rates, which has pressured net interest margins. Our loan pipeline continues to expand, which will serve to fuel future loan growth. I am also pleased that the new Loan Production Offices we opened earlier this year are producing positive results in new strategic markets."

The Company maintained capital ratios in the third quarter of 2013 that were in excess of regulatory standards for well-capitalized institutions. At September 30, 2013, the Company's Tier 1 capital to average assets ratio was 10.59%, Tier 1 capital to risk-weighted assets ratio was 12.18% and total capital to risk-weighted assets ratio was 13.44%. These ratios continued to increase compared to the Company's capital ratios at December 31, 2012. Mr. Moss further noted, "The loan growth we have achieved under the Small Business Lending Fund program during this year has afforded us the opportunity to lower the dividend rate on our preferred stock to 1% in the third quarter of 2013, which is now fixed at this level for the next 2½ years. I am also pleased to announce that on October 16, 2013, the Board of Directors declared a quarterly cash dividend of $0.02 per share, payable November 29, 2013 to shareholders of record as of November 8, 2013. Additionally, through October 11, 2013, we have repurchased 70,629 shares at a weighted average price of $7.33 under our 2013 Share Repurchase Program."

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended September 30, 2013 totaled $6.6 million, a decrease of $49,000, or 0.7%, from the same period in 2012. Average interest-earning assets for the third quarter 2013 were $690.2 million, an increase of $47.3 million, or 7.4%, primarily due to increases in both the loan and investment portfolios. Our quarterly yield on interest-earning assets declined by 48 basis points from the same period in 2012, as the current prolonged low interest rate environment has continued to exert pressure on asset yields. In addition, an aggregate of $55,000 of interest income and late fee reversals were recorded on loans that were transferred into non-accrual status during the third quarter of 2013. Our quarterly cost of interest-bearing liabilities declined by 20 basis points from the same period last year due to a combination of lower deposit costs and higher average balances in core checking deposits, which increased $49.9 million, or 30.8%, to $212.1 million. On a linked quarter basis, net interest income decreased by $151,000, or 2.3%, from the second quarter of 2013, due principally to the aforementioned interest and late fee reversals coupled with a higher cash liquidity position and margin compression. Net interest income for the nine months ended September 30, 2013 totaled $19.8 million, an increase of $187,000, or 1.0%, over the same period in 2012 due primarily to the same year over year items discussed above.

The Company reported a net interest margin of 3.77% for the quarter ended September 30, 2013, representing a decrease of 17 basis points when compared to the 3.94% net interest margin reported for the quarter ended in June 30, 2013 and a decrease of 32 basis points when compared to the 4.09% reported for the same three month period in 2012. The decline from last year was primarily the result of the low interest rate environment as well as the timing of a portion of loan growth, which occurred in the latter part of the quarter and will provide for incremental earnings in the fourth quarter and beyond. For the nine months ended September 30, 2013, net interest margin was 3.86%, a decrease of 26 basis points when compared to 4.12% for the same period in 2012, due primarily to the same year over year items discussed above.

Non-Interest Income

Non-interest income for the quarter ended September 30, 2013 totaled $681,000, an increase of $75,000, or 12.4%, compared to the same period in 2012. The increase was primarily due to a $24,000 gain on the sale of SBA loans during the third quarter of 2013 as compared to no gains recorded in 2012, no credit loss recorded during the quarter on our one pooled trust preferred security compared to a $32,000 loss in 2012 and an increase in service fees on deposit accounts. On a linked quarter basis, non-interest income increased $114,000, or 20.1%. The primary reason for this increase was due to aforementioned gain from the sale of SBA loans coupled with an increase in other loan fees and service fees on deposit accounts. For the nine months ended September 30, 2013, non-interest income increased $145,000, or 7.5%, from the same period in 2012. The increase was primarily due to an increase of $153,000 in net gains from the sale of securities as compared to no net gains for the same period last year, an increase of $23,000 in service fees on deposit accounts as well as no credit loss recorded on our one pooled trust preferred security as compared to an $80,000 loss in 2012. These increases were partially offset by a $78,000 decrease in gains on the sale of SBA loans and a $36,000 decrease in bank owned life insurance income.

Non-Interest Expense

Non-interest expense for the quarter ended September 30, 2013 totaled $4.8 million, a decrease of $122,000, or 2.5%, compared to the same period in 2012. This decrease was due primarily to a decrease of $74,000 in data processing expenses, a decrease of $70,000 in OREO expenses, OREO impairment and loan workout expenses and a decrease of $44,000 in outside service fees. These decreases were partially offset by an increase of $37,000 in professional fees and a $24,000 increase in occupancy and equipment expenses primarily resulting from costs relating to our new corporate headquarters. On a linked quarter basis, non-interest expense decreased $308,000, or 6.0%, from the $5.1 million reported for the second quarter in 2013. This decrease is primarily due to a decrease of $97,000 in occupancy and equipment expenses primarily resulting from expense savings related to the closures of two branch offices in June 2013, a decrease of $66,000 in professional fees, a decrease of $60,000 in OREO expenses, OREO impairment and loan workout expenses and a decrease of $59,000 in outside service fees. For the nine month period ended September 30, 2013, non-interest expense totaled $15.2 million, an increase of $322,000, or 2.2%, over the same period in 2012, due primarily to an increase of $78,000 in salaries and benefits as well as an increase in occupancy costs relating to our corporate headquarters and professional fees.

Balance Sheet Activity

As previously noted, total assets as of September 30, 2013 were $757.2 million, an increase of 3.2%, compared to $733.9 million as of December 31, 2012. Total loans as of September 30, 2013 were $587.9 million, an increase of 2.9%, compared to $571.4 million reported at December 31, 2012. Total deposits as of September 30, 2013 were $625.7 million, an increase of 3.1%, compared with $606.8 million as of December 31, 2012. Core checking deposits at September 30, 2013 increased $16.2 million, or 7.8%, when compared to year-end 2012, while savings accounts, inclusive of money market deposits, increased 6.7%. Conversely, higher cost time deposits decreased 17.3% over this same period.

Asset Quality

The Company's non-performing assets at September 30, 2013 remained unchanged at $10.9 million from June 30, 2013, but increased from the $9.2 million at December 31, 2012. Non-accrual loans increased to $9.5 million at September 30, 2013 as compared to $8.4 million at June 30, 2013 and $7.5 million at December 31, 2012. The increase of $1.1 million during the third quarter was due to the addition of two commercial loans, which are well secured, partially offset by writedowns and paydowns. There were no loans past due over 90 days and still accruing at September 30, 2013, as compared to $830,000 of such loans at June 30, 2013 and $2,000 at December 31, 2012. OREO properties decreased $247,000 to $1.3 million as of September 30, 2013 compared to $1.6 million at June 30, 2013 and down $425,000 from the $1.8 million at December 31, 2012. The decrease in the OREO balance during the third quarter of 2013 was primarily due to the sale of one commercial property in which the Company recorded a $5,300 gain on the sale.

The Company's non-performing assets at September 30, 2013, as a percentage of total assets, were 1.43%, a decrease from the 1.48% at June 30, 2013 but up from the 1.26% reported at December 31, 2012. Troubled Debt Restructured loan balances amounted to $14.8 million at September 30, 2013 compared to $14.4 million at June 30, 2013 and $9.5 million reported at December 31, 2012. The increase of $5.3 million from year-end 2012 is due to the addition of ten loans consisting primarily of commercial and commercial real estate loans totaling $7.5 million, all of which are well-collateralized and performing according to their modified terms, which were partially offset by the payoffs of various commercial credits along with principal paydowns.

As of September 30, 2013, the Company's allowance for loan losses was $8.3 million as compared to $8.0 million as of December 31, 2012. Loss allowance as a percentage of total loans was 1.42% at September 30, 2013 as compared to 1.40% at December 31, 2012. During the quarter ended September 30, 2013, a loan loss provision of $250,000 was recorded, which was a decrease of $30,000 from the second quarter of 2013 and $80,000 from the third quarter of 2012. There were $231,000 of charge-offs and write-downs taken during the third quarter of 2013, for which the full amount had previously been reserved. Additionally, there were also $112,000 in recoveries of previously charged-off loans during the quarter.

About the Company

Two River Bancorp is the holding company for Two River Community Bank, which is headquartered in Tinton Falls, New Jersey. Two River Community Bank currently operates 14 branches throughout Monmouth and Union Counties and 5 Loan Production Offices throughout Monmouth, Middlesex and Union Counties, New Jersey. More information about Two River Community Bank and Two River Bancorp is available at www.tworiverbank.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "expect," "look," "believe," "anticipate," "may," "will," "should," "projects" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; changes in loan and investment prepayment assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; operational risks, including the risk of fraud by employees or outsiders; and the inability to successfully implement new lines of business or new products and services. For a list of other factors which would affect our results, see the Company's filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2012. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

TWO RIVER BANCORP
Selected Consolidated Financial Data (Unaudited)

(Dollars in thousands except per share data)
	September 30,	December 31,	September 30,
Selected Period End Balances:	2013	2012	2012
Total Assets	$ 757,217	$ 733,895	$ 705,130
Investment Securities and Restricted Stock	83,257	75,383	66,788
Total Loans	587,875	571,447	555,038
Allowance for Loan Losses	(8,336)	(7,984)	(7,486)
Goodwill and Other Intangible Assets	18,281	18,377	18,415
Total Deposits	625,737	606,770	577,671
Repurchase Agreements	18,553	16,710	18,866
Long-term Debt	13,500	13,500	13,500
Shareholders' Equity	94,707	91,965	90,931

	September 30,	June 30,	March 31,	December 31,	September 30,
Asset Quality Data:	2013	2013	2013	2012	2012
Nonaccrual loans	$ 9,526	$ 8,447	$ 9,875	$ 7,472	$ 4,689
Loans past due over 90 days and still accruing	--	830	--	2	3,744
OREO property	1,327	1,574	1,390	1,752	3,593
Total Non-Performing Assets	10,853	10,851	11,265	9,226	12,026

Troubled Debt Restructured Loans	14,821	14,401	16,620	9,551	9,852

Non-Performing Loans to Total Loans	1.62%	1.60%	1.71%	1.31%	1.52%
Allowance as a % of Loans	1.42%	1.42%	1.42%	1.40%	1.35%
Non-Performing Assets to Total Assets	1.43%	1.48%	1.53%	1.26%	1.71%

	September 30, 2013			December 31, 2012
	Tier 1 Capital to	Tier 1 Capital to	Total Capital to	Tier 1 Capital to	Tier 1 Capital to	Total Capital to
	Average Assets	Risk Weighted	Risk Weighted	Average Assets	Risk Weighted	Risk Weighted
Capital Ratios:	Ratio	Assets Ratio	Assets Ratio	Ratio	Assets Ratio	Assets Ratio
Two River Bancorp	10.59%	12.18%	13.44%	10.36%	12.03%	13.28%
Two River Community Bank	10.54%	12.13%	13.38%	10.35%	12.02%	13.27%
"Well capitalized" institution (under Federal regulations)	5.00%	6.00%	10.00%	5.00%	6.00%	10.00%

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Selected Consolidated Earnings Data:	2013	2013	2012	2013	2012
Total Interest Income	$ 7,473	$ 7,648	$ 7,730	$ 22,649	$ 23,077
Total Interest Expense	918	942	1,126	2,890	3,505
Net Interest Income	6,555	6,706	6,604	19,759	19,572
Provision for Loan Losses	250	280	330	710	950
Net Interest Income after Provision
for Loan Losses	6,305	6,426	6,274	19,049	18,622

Net other-than-temporary impairment charges to earnings	--	--	(32)	--	(80)
Other Non-Interest Income	681	567	638	2,069	2,004
Total Non-Interest Income	681	567	606	2,069	1,924

Total Non-Interest Expenses	4,797	5,105	4,919	15,206	14,884

Income before Income Taxes	2,189	1,888	1,961	5,912	5,662
Income Tax Expense	809	683	727	2,167	2,087
Net Income	1,380	1,205	1,234	3,745	3,575

Preferred Stock Dividend	66	60	31	231	318

Net Income available to common shareholders	$ 1,314	$ 1,145	$ 1,203	$ 3,514	$ 3,257

Per Common Share Data:
Basic Earnings	$ 0.16	$ 0.14	$ 0.15	$ 0.44	$ 0.41
Diluted Earnings	$ 0.16	$ 0.14	$ 0.15	$ 0.43	$ 0.40
Book Value	$ 10.24	$ 10.12	$ 9.89	$ 10.24	$ 9.89
Tangible Book Value (1)	$ 7.97	$ 7.85	$ 7.58	$ 7.97	$ 7.58
Average Common Shares Outstanding (in thousands):
Basic	8,074	8,029	7,952	8,029	7,939
Diluted	8,251	8,211	8,138	8,187	8,122

Other Selected Ratios:
Return on Average Assets	0.73%	0.66%	0.71%	0.68%	0.69%
Return on Average Tangible Assets (1)	0.75%	0.67%	0.73%	0.70%	0.71%
Return on Average Equity	5.81%	5.15%	5.47%	5.35%	5.35%
Return on Average Tangible Equity (1)	7.21%	6.41%	6.87%	6.66%	6.75%
Net Interest Margin	3.77%	3.94%	4.09%	3.86%	4.12%

(1) Non-GAAP Financial Information. See the "Reconciliation of Non-GAAP Financial Measures" below.

Reconciliation of Non-GAAP Financial Measures

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP). These non-GAAP financial measures are "net income available to common shareholders excluding U.S. Treasury preferred stock refund and accelerated discount accretion," "diluted earnings per common share excluding U.S. Treasury preferred stock dividend refund and accelerated discount accretion," "tangible book value per share," "return on average tangible assets," and "return on average tangible equity." This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses these non-GAAP measures in its analysis of our performance because it believes these measures are material and will be used as a measure of our performance by investors.

				As of and for the
	As of and for the Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012

Book value per common share	$ 10.24	$ 10.12	$ 9.89	$ 10.24	$ 9.89
Effect of intangible assets	(2.27)	(2.27)	(2.31)	(2.27)	(2.31)
Tangible book value per common share	$ 7.97	$ 7.85	$ 7.58	$ 7.97	$ 7.58

Return on average assets	0.73%	0.66%	0.71%	0.68%	0.69%
Effect of intangible assets	0.02%	0.01%	0.02%	0.02%	0.02%
Return on average tangible assets	0.75%	0.67%	0.73%	0.70%	0.71%

Return on average equity	5.81%	5.15%	5.47%	5.35%	5.35%
Effect of average intangible assets	1.40%	1.26%	1.40%	1.31%	1.40%
Return on average tangible equity	7.21%	6.41%	6.87%	6.66%	6.75%

CONTACT: William D. Moss, President & CEO
         Two River Bancorp
         732-389-8722 wmoss@tworiverbank.com

         A. Richard Abrahamian, Executive Vice President & CFO
         Two River Bancorp
         732-216-0167 rabrahamian@tworiverbank.com